Exhibit 3.1

SECOND AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CONX CORP.

(June 2, 2023)

CONX Corp., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.            The name of the Corporation is “CONX Corp.” The original articles of incorporation were filed in the office of the Secretary of State of the State of Nevada on August 26, 2020 (the “Original Articles”). Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”), which both restated and amended the provisions of the Original Articles, were filed in the office of the Secretary of State of the State of Nevada on October 29, 2020, and the First Amendment to the Amended and Restated Articles was filed in the office of the Secretary of State of the State of Nevada on October 31, 2022.

2.            This Second Amendment to the Amended and Restated Articles was duly adopted in accordance with Section 78.390 of the Nevada Revised Statutes, as amended from time to time, and shall become effective on the date of filing with the Secretary of State of Nevada.

3.            Certain capitalized terms used in this Amended and Restated Articles are defined where appropriate herein.

4.            The text of Section 9.1(b) of Article IX of the Amended and Restated Articles is hereby amended and restated to read in full as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriter’s over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 1, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by November 3, 2023 (or such earlier date as determined by the Board) and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of these Amended and Restated Articles as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

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5.            The text of Section 9.2(d) of Article IX of the Amended and Restated Articles is hereby amended and restated to read in full as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination by November 3, 2023 (or such earlier date as determined by the Board), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account (including interest not previously released to the Corporation to pay its taxes and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the NRS to provide for claims of creditors and other requirements of applicable law.”

6.            The text of Section 9.7 of Article IX of the Amended and Restated Articles is hereby amended and restated to read in full as follows:

“Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to these Amended and Restated Articles (a) to modify the substance or timing of the ability of Public Stockholders to seek redemption in connection with an initial Business Combination or the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by November 3, 2023 (or such earlier date as determined by the Board) or (b) with respect to any other material provisions of these Amended and Restated Articles relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

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IN WITNESS WHEREOF, CONX Corp. has caused this Second Amendment to the Amended and Restated Articles to be duly executed in its name and on its behalf by an authorized officer as of this day of June 2, 2023.

CONX CORP.

By:	/s/ Kyle Jason Kiser
Name:	Kyle Jason Kiser
Title:	Chief Executive Officer

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